Exhibit 99.1

Investor Relations Stuart Davis (703) 218-8269 stuart.davis@mantech.com	Media Relations Lauren Cullumber (703) 218-6406 lauren.cullumber@mantech.com

ManTech Announces Financial Results for

First Quarter of 2011

•	Revenue: $700.9 million, up 19 percent (9 percent organic)

•	Operating Income: $55.9 million, up 24 percent

•	Diluted EPS: $0.87, up 14 percent

•	Fiscal Year 2011 Guidance: Reaffirms $3 billion revenue guidance and raises net income and EPS guidance

FAIRFAX, Va. – Apr. 27, 2011 – ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the first quarter of 2011, which ended March 31, 2011.

“Our solid execution in the first quarter and the completion of the 2011 appropriations process give us confidence in our ability to achieve our financial targets for 2011,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “The Department of Defense and Veterans appropriations were up over last year. The base Defense Appropriation Bill for 2011 is $513 billion, which is up about $5 billion from the fiscal year 2010 level of $508 billion. Additionally, the Department of Defense has $158 billion of appropriations in the Overseas Contingency Operations sector for a total of $671 billion for defense in agencies that include the intelligence community. It is clear that the national security missions will continue to be a priority. Our recent acquisitions and strong program performance further enhanced our reputation with our customers and our position in national security programs. With the appropriations process complete, we expect our bookings, revenue, earnings and cash collections to accelerate. Days sales outstanding were 80 days at the end of the first quarter, which was higher than expected. As of today, we have collected $265 million of the March 31, 2011 receivables. We therefore believe our DSOs will return to a normal level below 70 days. We are confident that we will meet or exceed our goals and objectives in 2011.”

Summary Operating Results

Revenue for the quarter was $700.9 million, up 19 percent from $587.6 million in the first quarter of 2010. Organic growth was 9 percent for the quarter, driven primarily by recent awards for intelligence, surveillance and reconnaissance (ISR) and systems engineering programs. Excluding in-theater vehicle maintenance contracts, organic growth was 16 percent for the quarter. Organic growth is calculated by comparing reported revenue for the current quarter to the revenue for the prior year quarter adjusted as if all acquisitions had been made one year earlier.

Operating income for the quarter was $55.9 million (8.0 percent of revenue), up 24 percent from $45.2 million (7.7 percent of revenue) in the first quarter of 2010. Net income for the quarter was $31.9 million, up 16 percent from $27.5 million in the first quarter of 2010. The company’s net income growth was driven by strong operating performance, which offset a $3.0 million increase in net interest expense from the $200 million in senior unsecured notes issued in April 2010. Diluted earnings per share for the quarter were $0.87, up 14 percent from $0.76 in the first quarter of 2010.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $11 million. Days sales outstanding (DSO) were 80 days, compared to 75 days in the first quarter of 2010. Cash collections were impacted by the government’s 2011 Continuing Resolution and some one-time contract start-ups and transitions. The company still expects DSOs for the year to be at 70 days or below.

The company invested $22 million in the quarter to acquire TranTech Inc. As of March 31, 2011, ManTech had $73 million in cash and cash equivalents and $200 million in debt with no borrowings on its $350 million revolving-credit facility.

Contract Awards

Contract awards (bookings) totaled $793 million in the quarter, representing a book-to-bill ratio of 1.1. Backlog at the end of quarter was $4.7 billion, of which $1.6 billion was funded. Compared to the first quarter of 2010, total backlog increased 2 percent and funded backlog increased 13 percent.

The company won several multiple-award indefinite delivery/indefinite quantity (IDIQ) contracts that are not included in bookings, most notably Department of Justice (DOJ) Information Technology Support Services. This prime contract, with a ceiling of $1.1 billion, enables ManTech to provide information technology support services to the DOJ and all of its offices, boards, divisions and bureaus. Cyber security is one of a number of lifecycle IT-related tasks that will be offered.

Guidance

The company reaffirms the revenue guidance previously provided on February 23, 2011 and raises its net income guidance by $2 million and earnings per share guidance by $0.06. The increase in expected earnings includes the gain from the company’s equity interest in NetWitness, a network security product provider spun-out of ManTech in 2006 and sold to EMC Corporation on April 1, 2011. ManTech expects revenue, net income and diluted earnings per share at least equal to the levels specified in the table below.

Measure	2011 Guidance	Year-over-Year Growth
Revenue (millions)	$3,000	15%
Net Income (millions)	$138	10%
Diluted Earnings Per Share	$3.73	9%

ManTech Chief Financial Officer Kevin M. Phillips said, “We now have nearly 90 percent of our revenue guidance for 2011 either in backlog or recognized in the first quarter, and we expect robust award activity for the remainder of the year. Our enhanced operating income margins reflect our exceptionally strong program performance, improved direct labor mix and continued focus on driving efficiencies in general and administrative expenses. Our ability to win large, competitive procurements based on efficient delivery of mission-critical solutions will allow us to expand our market share.”

Conference Call

ManTech executive management will hold a conference call today at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 888-806-6221 (domestic) or 913-312-0380 (international) and entering passcode 6131988. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com).

A replay of the conference call will be available by telephone approximately two hours after the conclusion of the call through May 11, 2011, by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and entering passcode 6131988. In addition, a replay of the webcast will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

With more than 10,000 professionals around the world, ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; departments of Defense, State and Homeland Security; the Department of Justice and the Federal Bureau of Investigation; the space community; the National Oceanic and Atmospheric Administration; and other U.S. federal government customers. ManTech’s expertise includes command, control, computers, communications, intelligence, surveillance and reconnaissance (C4ISR) lifecycle support, cyber security, global logistics support, intelligence/counter-intelligence support, information technology modernization and sustainment, systems engineering, and test and evaluation. ManTech supports major national missions, such as military readiness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect”, “intend,” “anticipate,” “believe,” “estimate,” or “continue,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts or win recompetes; adverse changes in future levels of expenditures for programs we support caused by budgetary pressures facing the federal government; risk of contract performance, modification or termination; risks associated with complex U.S. government procurement laws and regulations; adverse results of U.S. government audits of our government contracts; failure to obtain option awards, task orders or funding under contracts; failure to maintain strong relationships with other contractors; adverse changes in our mix of contract types; risks of financing, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, and risks related to an inability to obtain new or additional financing; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 25, 2011, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share Amounts)

	(unaudited)
	March 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$72,980	$84,829
Receivables—net	620,730	528,765
Prepaid expenses and other	12,140	16,642

Total Current Assets	705,850	630,236

Property and equipment—net	38,928	27,086
Goodwill	744,364	729,558
Other intangibles—net	168,831	168,487
Employee supplemental savings plan assets	23,878	24,415
Other assets	10,391	10,695

TOTAL ASSETS	$1,692,242	$1,590,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$305,592	$272,047
Accrued salaries and related expenses	78,709	64,575
Billings in excess of revenue earned	26,454	11,118

Total Current Liabilities	410,755	347,740

Long-term debt	200,000	200,000
Accrued retirement	25,390	25,789
Other long-term liabilities	7,419	7,495
Deferred income taxes—non-current	42,388	43,110

TOTAL LIABILITIES	685,952	624,134

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 23,581,835 and 23,396,549 shares issued at March 31, 2011 and December 31, 2010; 23,337,722 and 23,153,509 shares outstanding at March 31, 2011 and December 31, 2010	236	234
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,275,345 shares issued and outstanding at March 31, 2011 and December 31, 2010	133	133
Additional paid-in capital	393,510	385,407
Treasury stock, 244,113 and 243,040 shares at cost at March 31, 2011 and December 31, 2010	(9,158)	(9,114)
Retained earnings	621,741	589,838
Accumulated other comprehensive loss	(172)	(155)

TOTAL STOCKHOLDERS’ EQUITY	1,006,290	966,343

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,692,242	$1,590,477

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

	(unaudited)
	Three months ended March 31,
	2011	2010

REVENUES	$700,864	$587,557
Cost of services	599,767	499,566
General and administrative expenses	45,242	42,759

OPERATING INCOME	55,855	45,232
Interest expense	(3,970)	(997)
Interest income	64	128
Other income (expense), net	96	(62)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	52,045	44,301
Provision for income taxes	(20,142)	(16,760)

NET INCOME	$31,903	$27,541

BASIC EARNINGS PER SHARE:
Class A basic earnings per share	$0.87	$0.76

Weighted average common shares outstanding	23,206	22,415

Class B basic earnings per share	$0.87	$0.76

Weighted average common shares outstanding	13,275	13,605

DILUTED EARNINGS PER SHARE:
Class A diluted earnings per share	$0.87	$0.76

Weighted average common shares outstanding	23,357	22,727

Class B diluted earnings per share	$0.87	$0.76

Weighted average common shares outstanding	13,275	13,605

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

	(unaudited)
	Three months ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,903	$27,541
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	2,202	2,684
Excess tax benefits from the exercise of stock options	(203)	(459)
Deferred income taxes	(1,092)	1,099
Depreciation and amortization	7,252	6,773
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	(88,998)	(30,581)
Prepaid expenses and other	4,877	(179)
Accounts payable and accrued expenses	25,434	35,870
Accrued salaries and related expenses	13,635	1,086
Billings in excess of revenue earned	15,336	(549)
Accrued retirement	(399)	(365)
Other	996	(133)

Net cash flow from operating activities	10,943	42,787

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,991)	(1,649)
Investment in capitalized software for internal use	(561)	(725)
Acquisition of businesses—net of cash acquired	(21,640)	(236,689)

Net cash flow from investing activities	(28,192)	(239,063)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	5,241	6,891
Excess tax benefits from the exercise of stock options	203	459
Treasury stock acquired	(44)	0
Net borrowings under the revolving credit facility	0	108,300

Net cash flow from financing activities	5,400	115,650

NET CHANGE IN CASH AND CASH EQUIVALENTS	(11,849)	(80,626)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	84,829	86,190

CASH AND CASH EQUIVALENTS, END OF PERIOD	$72,980	$5,564